EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”) is entered into as of the date set forth below by and among Adino Exploration, LLC (“Seller”), Adino Energy Corporation (“Parent”) and Broadway Resources, LLC (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.         Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B.         Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1          Acquired Assets Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller the assets set forth below (the “Assets”) owned by Seller as of 7:00 a.m., Central Daylight Time, on the Closing Date set forth below:

(a)	All of Seller’s right, title and interest in all oil and gas leases, including but not limited to those described in Exhibit A-1 attached hereto (the “Leases”), covering the land and depths described in Exhibit A-1 (the “Land”), together with all the property and rights incident thereto, including without limitation Seller’s rights in, to and under all operating agreements, pooling, communitization and unitization agreements, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, surface interests easements, licenses, options, declarations, orders, contracts, and instruments in any way relating to Seller’s interest in and in the vicinity of the Leases and Land;

(b)	All of Seller’s right, title and interest in and to the wells situated on the Leases and Land or otherwise pooled, communitized or unitized therewith, including without limitation the wells described in Exhibit A-1 attached hereto (all such wells, the “Wells”);

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(c)	All of Seller’s overriding royalty interests, net profits interests, operating interests, reversionary interests and other interests or benefits or credits owned by Seller in and to the Land, the Leases or attributable to production therefrom;

(d)	All of the oil and gas and associated hydrocarbons (“Oil and Gas”) in and under or otherwise attributable to the Leases, Land or produced from the Wells (subject to Buyer’s obligation to pay for marketable Oil and Gas in storage on the Leases as of the Closing Date as provided in Section 2.1);

(e)	All of Seller’s interests in and to all of the assets described in Exhibit A-2 (collectively, the “Equipment”), including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, inventory in storage, storage yards, and all other improvements or appurtenances thereunto belonging; and

(f)	All of the files, records, and data of Seller relating to the items described in subsections (A), (B), (C), (D), and (E) above (the “Records”), including, without limitation, lease records, well records, and division order records; well files; title records (including title opinions and title curative documents); contracts and contract files; correspondence; computer software and data files; geological, geophysical and seismic records, interpretations, data, maps and information; production records, electric logs, core data, pressure data, decline curves and graphical production curves; reserve reports; and accounting records, but excluding files and information relating to internal or external valuations of the Assets and privileged information.

2.	PURCHASE PRICE.

2.1	Purchase Price The purchase price for the Assets is the total amount set forth below (the “Purchase Price”), to be paid as follows:

(a)	The amount of three hundred thousand dollars ($300,000), payable to Seller at Closing, provided that Buyer may elect to deduct from such payment up to the aggregate amount of the payables of Seller and Parent itemized in Exhibit F attached hereto (“Seller’s Payables”) to the extent Buyer elects to pay such amounts at Closing directly to the obligees of Seller’s Payables; plus

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(b)	The amount of $94,651.27, payable to Seller at Closing, which represents the difference between (i) the Purchase Price of the Production Payment as defined in Section 31 of the Production Agreement dated October 14, 2011 and related Conveyance Agreement of same date with BlueRock Energy Capital II, LLC (such company, “BlueRock”; such agreements, collectively the “Production Agreement”) as of June 1, 2012 (the date when the Parties commenced negotiations in earnest with respect to this transaction) less (ii) the Purchase Price of the Production Payment as of the Closing Date (in both cases, such Purchase Prices shall be as determined by BlueRock in accordance with the Production Agreement); plus

(c)	The amount of $283,829.53, payable to BlueRock at Closing, which represents the total Purchase Price of the Production Payment pursuant to the Production Agreement; plus

(d)	Payment to Seller at Closing for the marketable Oil and Gas above the load line in the Tanks (as defined in Section 4.1) as of the Closing Date (calculated pursuant to Section 2.2) less amounts received by Seller from production purchasers for such Oil and Gas prior to the Closing, and less production and ad valorem taxes attributable to the period prior to the Closing Date and expected to be paid by Buyer after the Closing.

2.2          Payment for Oil and Gas. The payment for the Oil and Gas in the Tanks as of the Closing Date shall be measured in accordance with Section 4.1. The number of inches measured above the 8” load line shall be multiplied by 1.167 and then by the Net Revenue Interest for the relevant Lease to determine the number of stock tank barrels purchased (“Net Purchased Barrels”). Net Purchased Barrels shall be multiplied by the last posted price prior to the Closing Date by Plains Marketing, LP for West Central Texas minus $4.00 and then multiplied by 0.954 to determine the payment for Oil and Gas in the Tanks at Closing.

3.	CLOSING.

3.1          Closing    The sale and purchase of the Assets (“Closing”) shall occur simultaneously upon the date of execution of this Agreement (“Closing Date”) and simultaneously with, and conditioned upon, the execution and closing of the Securities Purchase Agreement (the “SPA”) by and between Buyer, Broadway Resources LLC, a Texas limited liability company (the “Company”), and Shannon McAdams (“McAdams”), Sonny Wooley (“Wooley”) and Stuart Sundlun (“Sundlun”, and together with McAdams and Wooley, the “Members”) and all related documents (the “Investment Closing”). The Closing and Investment Closing shall take place in the offices of Seller’s counsel, Whitley LLP Attorneys at Law, Houston, Texas, at 10 a.m. Central Daylight Time on the Closing Date.

3.2          Delivery by Seller   At Closing, Seller shall deliver:

(a)	To Buyer, an Assignment and Bill of Sale (the “Assignment”), substantially in the form attached hereto as Exhibit C, executed and acknowledged by Seller, effecting the sale, transfer, conveyance and assignment of the Assets;

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(b)	To Buyer, any governmental forms required to effect transfer in accordance with applicable regulations;

(c)	To Buyer, division orders (or letters in lieu thereof, at Buyer’s discretion) instructing purchasers of production to pay to Buyer the proceeds of sales of Oil and Gas from the Assets;

(d)	To Buyer, executed change of operator forms as required by applicable governmental regulation;

(e)	To Buyer, releases of all mortgages and other encumbrances on the Assets in form and substance reasonably satisfactory to Buyer, including without limitation, the Production Agreement and all related encumbrances or burdens against the Assets;

(f)	To Buyer from the obligees of Seller’s Payables set forth in Exhibit F, releases of Buyer and the Assets from any claim arising out of Seller’s Payables in form and substance satisfactory to Buyer;

(g)	To Buyer, satisfactory evidence of payments made to the obligees of Seller’s Payables to the extent Buyer elects not to pay them directly at Closing;

(h)	To Buyer, a Certification of Non-Foreign Status substantially in the form attached hereto as Exhibit G;

(i)	To Buyer, an officer’s certificate executed by an officer of each party constituting Seller certifying as to the matters set forth in Section 7.1(a)-(d);

(j)	To Buyer, an opinion of Seller’s counsel, in form and substance reasonably satisfactory to Buyer, with regard to the matters set forth in Sections 7.1(a)-(d);

(k)	To Buyer, a closing statement and funds flow, in form and substance satisfactory to Buyer, and containing relevant supporting information, evidencing all payments made to third parties pursuant to this Agreement, based on the best information then available to the parties, but without prejudice to Buyer’s right after the Closing to receive all rights and benefits to which it is entitled under this Agreement with respect to the Assets; and

(l)	Possession of the Records and all other Assets.

3.3          Delivery by Buyer    At Closing, Buyer shall deliver:

(a)	To Seller, BlueRock, and the obligees of Seller’s Payables, as applicable, their respective shares of the Purchase Price via wire transfer or cashier’s checks;

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(b)	To Michael Barham (“Barham”), an assumption of the promissory note held by Barham described in Exhibit B, in a restated form attached hereto as Exhibit D, together with an Amended and Restated Note and Security Agreement in the form set forth hereto as Exhibit D; and

(c)	To Seller, conditioned upon occurrence of the Investment Closing and the execution by McAdams, Wooley, Sundlun, and Gator-Dawg, releases of Seller and Parent in the form attached hereto as Exhibit D executed by McAdams, Wooley, Sundlun and Gator-Dawg from any obligations set forth in the respective notes in favor of such parties described in Exhibit B.

4.	MEASUREMENTS, ADJUSTMENTS, AND POST-CLOSING MATTERS.

4.1          Measurement of Oil and Gas     Seller has caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Wells (such facilities, the “Tanks”) to be measured, gauged or strapped as of the Closing Date. Seller has caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Wells to be read as of such time. The Oil and Gas in such storage facilities above the 8” load line or through the meters on the pipelines as of the Closing Date shall belong to Seller and be purchased by Buyer hereby, and the Oil and Gas placed in such storage facilities after the Closing Date and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets. Measurements of Oil and Gas in stock tanks shall be expressed in inches of fluid above the 8" load line.

4.2          Taxes     Seller shall pay all severance, production, excise and other like taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom (“Taxes”) coming due with respect to the Assets prior to the Closing Date, and Buyer shall pay all Taxes coming due with respect to the Assets after the Closing Date. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly reimburse Seller in full payment of the invoice.

4.3          Operating Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for and pay all operating expenses and other liabilities, in each case attributable to the Assets for the period of time prior to the Closing Date. Subject to the provisions hereof and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for and pay all operating expenses and other liabilities, in each case, attributable to the Assets for the period of time from and after the Closing Date.

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4.4         Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

5.	DUE DILIGENCE; TITLE MATTERS.

5.1	General Access

(a)	Seller has granted Buyer and its representatives, at Buyer’s sole cost and risk, physical access to the Leases, Land, Unit, Wells, and other property included in the Assets to allow Buyer and Buyer’s Agents to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Assets.

(b)	Prior to Closing, Seller has given Buyer and its representatives reasonable access to the Records during regular office hours for any and all inspections and copying at Sellers’ offices.

5.2	As used herein the term Good and Marketable Title shall mean:

(a)	That title of Seller which is of record in the official real property records of the county in which the Land is located and which:

(i)          entitles Seller to receive from each Well and Lease not less than the interests shown in Exhibit A as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from such Well and Lease, all without reduction, suspension or termination except as stated in such Exhibit; and

(ii)         obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, each Well and Lease not greater than the “Working Interest” shown in Exhibit A-1 (without a proportionate increase in the Net Revenue Interest), all without increase except as stated in such Exhibits; and

(b)	is free and clear of all royalties, overriding royalties, production payments, debts, liens, mortgages, security interests, contract obligations, title defects, claims, and encumbrances, except for the Permitted Encumbrances.

(c)	As used herein, the term “Permitted Encumbrances” shall mean any one or more of the following:

(i)          Liens securing amounts not yet owing for Taxes;

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(ii)         Royalties, overriding royalties, production payments, and other burdens on production from the Assets in existence on the Closing Date and that have been taken into account in calculating Seller’s net revenue interests in production from each Well and Lease interest described in Exhibit A-1.

6.	[INTENTIONALLY OMITTED.]

7.	REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1          Seller’s Representations and Warranties   Parent and Seller represent and warrant the following as of the Closing Date:

(a)	Status of Incorporation; Qualification. Seller is a limited liability company duly organized and in good standing under the laws of the State of Texas. Seller is duly qualified to carry on its respective business in the State of Texas.

(b)	Authority. Seller owns the Assets sold hereby and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of the Seller set forth in this Agreement.

(c)	Validity of Obligations. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)	No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any provision of Seller’s governing documents, or any statute, rule or regulation applicable to Seller or any agreement or instrument to which Seller is party or by which it is bound, or, to Seller’s knowledge, violate, or be in conflict with any judgment, decree or order applicable to Seller or require the approval or consent of any third party (subject to governmental consents and approvals customarily obtained after the Closing) or result in the imposition or acceleration of any payment for which Buyer will have any liability.

(e)	AFE's. There are no outstanding calls or payments under authorities for expenditures relating to the Assets.

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(f)	Prepayments; Gas Imbalances. There are no contracts or prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas produced after the Effective Date for which Buyer would not receive full payment. There is no gas imbalance relating to any Seller’s interests in the Assets which Buyer would be required to make up after the Closing.

(g)	Litigation. No suit, action, claim, investigation, or other proceeding is pending or, to Seller’s knowledge, threatened before any court or governmental agency and to Seller’s knowledge no cause of action exists that relates to the Assets or Seller’s ability to consummate the transactions contemplated by this Agreement.

(h)	Compliance with Law; Permits and Consents. Seller is the operator of the Assets and has operated and is currently in compliance with applicable law and all applicable agreements. Seller has (i) acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to own and conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents. Seller will transfer all applicable permits and licenses to Buyer at Closing, to the extent such transfer is permitted by law.

(i)	Broker’s Fees. Seller shall retain the obligation or liability, contingent or otherwise, for brokers’ or finders’ fees payable to brokers or finders retained by Seller in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefor.

(j)	Taxes. (i) Seller has filed (with respect to the Assets) all material returns for Taxes that are due, (ii) all payments (with respect to the Assets) shown to be due on such returns have been paid, and (iii) there is no material dispute or claim concerning any liability of Seller for Taxes (with respect to the Assets) claimed or raised by any tax authority. All Taxes on the Assets that are due and payable have been fully and properly paid.

(k)	Material Agreements. All agreements material to the ownership, operation or value of the Assets are listed in Exhibit E (“Material Agreements”). With respect to the Material Agreements: (i) all are in all material respects in full force and effect; (ii) Seller is not in material breach or material default thereunder; (iii) all payments due thereunder have been duly and properly made by Seller; (iv) to Seller’s knowledge, no other party to any Material Agreement is in material breach or material default thereunder; and (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach of or require approval under any of the Material Agreements.

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(l)	Exhibits. The Exhibits attached hereto provide complete and accurate listings of all information stated in this Agreement to be provided therein.

(m)	Information. To the knowledge of Seller, all information provided by Seller with respect to the Assets was and shall be complete and the information contained therein is true and accurate in all material respects as of the date of delivery. No such information (1) contains or will contain any untrue statement of material fact or (2) omits or will omit any statement of material fact necessary to make the statements contained therein not misleading.

(n)	Leases. The Leases are in full force and effect and are valid and subsisting, and Seller has not been advised directly or indirectly by any party, nor does Seller know or have reason to assume the existence, of any present default existing or asserted by a lessor under any Lease.

(o)	Royalties and Lease Payments. All royalties, overriding royalties, rentals and other payments due under or with respect to the Leases have been properly and timely paid in accordance with applicable Lease provisions and federal and state law or regulations.

(p)	Production Sales Contracts. Except for the Material Agreements listed in Exhibit E, no Oil and Gas produced from the Assets are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.

(q)	Condition of Wells and Equipment. All currently producing Wells and Equipment have been maintained in a state of repair so as to be adequate for normal operations and are in good working order.

(r)	Plugging Obligations. There are no Wells located on the Leases that: (i) Seller is currently obligated by law or contract to plug and abandon; or (ii) to the knowledge of Seller have been plugged and abandoned in a manner not in substantial compliance with all applicable requirements of regulatory authority having jurisdiction thereof.

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(s)	Environmental Compliance.

1.	Seller has timely applied for and obtained, and is in compliance with, all permits, licenses and other authorizations required under Environmental Laws for the operation of the Assets. Seller is in compliance with, and has no liability under, Environmental Laws. Seller has not received any governmental information request pursuant to Environmental Laws or any notice alleging any violations of, or liabilities arising under, Environmental Laws relating to the Assets, the subject of which is unresolved. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date which have resulted or could result in liability to Buyer under Environmental Laws with respect to the Assets. Seller has furnished to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Assets or to compliance with Environmental Laws.

2.	“Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the release of hazardous substances on or off any Lease or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Substances or (ii) the environment, habitat protection or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Endangered Species Act, the Oil Pollution Act of 1990, the Migratory Bird Act, the Occupation, Safety and Health Act, and all regulations promulgated pursuant thereto.

(t)	Consents and Preferential Purchase Rights. All consents required to be obtained by Seller for the assignment of the Assets to Buyer have been obtained and are in full force, and there are no preferential purchase rights with respect to the Assets that have not been waived or have not expired.

(u)	Operations. There are no contractual conditions, restrictions, or requirements that could reasonably be expected to impair Buyer’s ability to be elected operator of the Assets under applicable operating agreements upon consummation of the Closing.

(v)	Interested Parties. Except for Hard Six Energy, LLC, owned by McAdams, none of the Seller, Parent, McAdams, Wooley or Sundlun, and none of their affiliates, are affiliated with or own any equity or other interests in, any of the parties listed on Exhibit F.

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(w)	Good and Marketable Title. Seller has Good and Marketable Title to the interests in the Leases and Wells shown in Exhibit A-1.

(x)	Operations Until Closing. Until the Closing, Seller has caused the Assets to be operated in a prudent manner, consistent with past practice, in compliance with applicable law and the Leases and Material Agreements, and has not made any significant commitment with respect to the Assets or elected to participate or not to participate in the drilling, completing, reworking, or plugging of any well on the Leases or amended or waived any right under or entered into any material contract or made any significant change in the marketing of production from the Wells or created any Encumbrance on the Assets or sold or disposed of any portion of or interest in the Assets (other than the sale of Oil and Gas in the ordinary course of business). Seller has kept Buyer promptly informed regarding all material developments relating to the Assets.

(y)	Payables of Seller. Exhibit F describes all Seller Payables to the best of Seller’s knowledge as of the Closing Date.

(z)	Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s and Parent’s knowledge, being contemplated by or threatened against Seller or Parent or affiliate thereof. Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud any creditor. Immediately prior to, and immediately subsequent to, the Closing, (a) Seller will not have incurred, nor does it intend to, or believe that it will incur, debts (including without limitation contingent obligations) beyond its ability to pay such debts as such debts mature or come due, (b) the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) Seller will have sufficient capital with which to conduct their respective business and will make appropriate provision for the payment of all obligations in the event they are liquidated.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1          Buyer’s Representations and Warranties   Buyer represents and warrants as follows as of the date hereof and the Closing:

(a)	Status of Formation. Buyer is a limited liability company duly formed and validly existing under the laws of the State of Texas.

(b)	Authority. Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

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(c)	Validity of Obligations. The consummation of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement and the documents executed and delivered by Buyer in connection with the Closing constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except with respect to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)	Qualification and Bonding. Buyer is in compliance with the bonding and liability insurance requirements of all applicable state or federal laws or regulations that could affect Buyer’s ability or authority to own and operate the Assets and is qualified to own any federal or state oil and gas leases that constitute part of the Assets.

(e)	Evaluation. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely upon Buyer’s knowledge and experience and not upon any representations or warranties by Seller other than those expressly set forth in this Agreement.

(f)	Broker’s Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

9.	[INTENTIONALLY OMITTED.]

10.         CERTAIN AGREEMENTS OF BUYER

10.1       Plugging Wells. Buyer agrees and covenants that upon consummation of the Closing, Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all Wells and all associated surface restoration and reclamation required by law or the Leases (subject to Sections 7.1(r) and (s)).

10.2       Records. Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer. Buyer, for a period of seven (7) years after the Closing Date, shall make available to Seller (at the location of such Records in Buyer’s organization) access to such Records as Buyer may have in its possession (or to which it may have access) for the purposes of resolving tax issues or claims, upon written request of Seller, during normal business hours; provided, however, that (A) Buyer shall not be liable to Seller for the loss of any Records by reason of clerical error or inadvertent loss or destruction of Records and (B) Seller’s access shall not unreasonably interfere with Buyer’s operations.

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11.	INDEMNIFICATION.

11.1       Indemnification by Seller   UPON CLOSING, SELLER AND PARENT SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES AND THEIR SUCCESSORS AND ASSIGNS (COLLECTIVELY THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING MATTERS:

(a)	BREACH OF REPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING OUT OF OR RESULTING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT;

(b)	BREACH OF COVENANTS. ALL LOSSES ARISING OUT OF OR RESULTING FROM THE BREACH BY SELLER OF ANY COVENANT OF SELLER SET FORTH IN THIS AGREEMENT; AND

(c)	OWNERSHIP AND OPERATION. ALL LOSSES ARISING OUT OF OR RESULTING FROM OWNERSHIP AND OPERATION OF THE ASSETS ON OR PRIOR TO THE CLOSING DATE.

11.2      Indemnification by Buyer    UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER, ITS AFFILIATES, PARENT, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES AND THEIR SUCCESSORS AND ASSIGNS (COLLECTIVELY THE “SELLER GROUP”) FROM AND AGAINST THE FOLLOWING:

(a)	BREACH OF REPRESENTATIONS. ALL LOSSES ARISING OUT OF OR RESULTING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT;

(b)	BREACH OF COVENANTS. ALL LOSSES ARISING OUT OF OR RESULTING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

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(c)	ASSUMED LIABILITIES. SUBJECT TO SECTION 11.1, ALL LOSSES ARISING OR RELATED TO OWNERSHIP OR OPERATION OF THE ASSETS FOLLOWING THE CLOSING DATE.

12.	MISCELLANEOUS.

12.1        Notices   Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLER:

Adino Exploration, LLC

175 Del Norte

Denham Springs, Louisiana 70726

Fax: 281-436-6036

With a copy to (which copy shall not constitute notice):

Attn.: Samuel E. Whitley

Whitley LLP Attorneys at Law

11767 Katy Freeway, Suite 425

Houston, Texas 77079

swhitley@whitley-llp.com

BUYER:

Broadway Resources, LLC

1302 Waugh Drive #161

Houston, Texas 77019

E-mail: swmcadams@gmail.com

or at such other address as any of the above shall specify by like notice to the other. Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. Notice may also be submitted via electronic mail to the e-mail address listed for each Party above; however, service by e-mail shall only be effective upon acknowledgement of the other Party of such notice. All notices and payments hereunder from or to Seller shall be delivered effectively if made by or to Seller.

12.2        Governing Law   This Agreement is governed by the law of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

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12.3       Fees, Expenses, Taxes and Recording

(a)	Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(b)	Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, Seller shall join in the execution of any such Tax returns and other documentation. Except as otherwise provided herein,, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(c)	Buyer shall, at its own cost, record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall file for and obtain the necessary approval of all federal and state government agencies to the assignment of the Assets.

12.4         Assignment   This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a “like-kind” exchange for federal tax purposes. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

12.5         Entire Agreement   This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

12.6         Severability   In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

12.7         Survival. The provisions of this Agreement shall survive the Closing and shall not be merged into the Assignment.

12.8         Counterparts   This Agreement may be executed in counterparts as though all Parties had executed a single instrument.

-Signature Page Follows-

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Executed as of the Closing Date.

SELLER:

ADINO EXPLORATION, LLC

By:	/s/ Shannon W. McAdams
Shannon W. McAdams
President

BUYER:

BROADWAY RESOURCES, LLC

By:	/s/ Shannon W. McAdams
Shannon W. McAdams
Manager

PARENT:

ADINO ENERGY CORPORATION
(solely for purposes of Sections 7.1 and
11.1)

By:	/s/ Timothy G. Byrd, Sr.
Timothy G. Byrd, Sr.
Chief Executive Officer

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EXHIBIT A-1

SCHEDULE OF LEASES AND WELLS

EXHIBIT A-1

SCHEDULE OF LEASES AND WELLS

Reference is made to the land descriptions contained in the documents of title described in Exhibit A-1. To the extent that the land descriptions on this Exhibit are incomplete, incorrect or not legally sufficient, the land descriptions contained in the documents so recorded are incorporated herein by this reference. All recording references in Exhibit A-1 are to the official real property records of the counties in which the Land is located.

The intent of the Parties is for Seller to convey to Buyer 100% of its interests in the leases listed on this schedule. Should it be determined that Seller’s NRI or any ORRIs applicable to these leases be higher than listed in this Exhibit A-1, the greater interest shall be conveyed to the Buyer by this Asset Purchase and Sale Agreement.

Net Revenue Interests in the Exhibit A-1 are stated after the release of a Term Overriding Royalty Interest held by BlueRock Energy Capital II, LLC (“BREC”) which the Parties expect to occur concurrent with Closing. BREC retains a permanent ORRI of 3.00% on the James Leonard lease. NRI stated below is net of BREC’s permanent ORRI.

Lease: James Leonard

Net Revenue Interest: 83.50%

Overriding Royalty Interest: NONE

Working Interest: 100.00%

Leased Acres: 94.6

Description: Property No. 01-178044-James Leonard Lease, Coleman County, Texas described as follows: 94.6 acres, more or less, out of the A. S. Lipscomb Survey No. 94 Abstract No. 480 more particularly described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

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Wells by API#: 42-083-35884; 42-083-35913; 42-083-35915; 42-083-35916; 42-083-35944; 42-083-35945; 42-083-35946

Lease: Lilly D. Coats

Net Revenue Interest: 77.00%

Overriding Royalty Interest: NONE

Working Interest: 100.00%

Leased Acres: 300.0

Description:

Tract One:

The Northwest one-fourth of survey No. 26 also known as the Michael Stapleton Survey, No. 26, Abstract No. 632, consisting of 160 acres, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC, SAVE AND EXCEPT a 20 acre tract in the Northwest corner of Tract One, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Tract Two:

The Northeast one-fourth of Survey No. 26 also known as the M.P. Brewton Survey, No. 686, consisting of 160 acres, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Wells by API#: 42-399-34608

Lease: Bill Richey 80

Net Revenue Interest: 79.00%

Overriding Royalty Interest: NONE

Working Interest: 100.00%

Leased Acres: 80.8

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Description:

Tract One:

71.805 acres out of the Northeast corner of Survey No. 37, recorded in Volume 358 Page 473 of the Official Public Records of Runnels County, Texas, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Tract Two:

9 acres out of the Quadrilla Irrigation Company Survey, recorded in Volume 358 Page 473 of the Official Public Records of Runnels County, Texas, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Wells by API#: NONE

Lease: Felix Brandt 300

Net Revenue Interest: 77.00%

Overriding Royalty Interest: NONE

Working Interest: 100.00%

Leased Acres: 300.00

Description: Brandt Lease, Coleman County, Texas, described as follows: 300 acres of land, being the North 300 acres of the Bonds and Sanders Survey No. 93 Abstract No. 57 in Coleman County, Texas, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Wells by API#: 42-083-34970; 42-083-35011; 42-083-35045; 42-083-35132; 42-083-35156; 42-083-35562; 42-083-35120; 42-083-35181; 42-083-35210; 42-083-35241; 42-083-35284; 42-083-35358; 42-083-35952

Lease: Felix Brandt Wells 4H, 7H, 8H, 9H, 10H, 11H; Brandt-Shumate 1

Net Revenue Interest: 72.00%

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Overriding Royalty Interest: 5.00%

Working Interest: 100.00%

Leased Acres: 2.00 acres surrounding each wellbore for a total of 14.00 acres.

Description: Brandt wellbore leases, Coleman County, Texas, described as follows: 14 acres of land in 2 acre parcels out of the North 300 acres of the Bonds and Sanders Survey No. 93 Abstract No. 57 in Coleman County, Texas, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Wells by API#: 42-083-35120; 42-083-35181; 42-083-35210; 42-083-35241; 42-083-35284; 42-083-35358; 42-083-35562

Lease: Felix Brandt Wells 1, 2, 3, 5, 6

Net Revenue Interest: 74.00%

Overriding Royalty Interest: NONE

Working Interest: 100.00%

Leased Acres: 2.00 acres surrounding each wellbore for a total of 10.00 acres.

Description: Brandt wellbore leases, Coleman County, Texas, described as follows: 10 acres of land in 2 acre parcels out of the North 300 acres of the Bonds and Sanders Survey No. 93 Abstract No. 57 in Coleman County, Texas, more fully described by metes and bounds in Assignment and Bill of Sale of even date with this Agreement from Adino Exploration, LLC to Broadway Resources, LLC.

Wells by API#: 42-083-34970; 42-083-35011; 42-083-35045; 42-083-35132; 42-083-35156

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EXHIBIT A-2

SCHEDULE OF EQUIPMENT

One (1) Service Rig Single pole, truck mounted, Detroit Diesel draw works

(Various) Production Equipment – Includes pumpjacks, tubing, rods, flowlines, etc. for 15 producers

Five (5) Tank Batteries – 4 complete fluid processing batteries, 1 saltwater injection battery

(Various) Tools and Parts – Tools and spare parts secured in a shipping container on the Leonard Lease

One (1) Field Office RV located on the Leonard Lease

(Various) Salvage Tanks – 5 used tanks (210 bbls), 3 junk separators, stored on the Leonard Lease

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EXHIBIT B

CERTAIN LIABILITIES FOR WHICH PARENT WILL BE RELEASED AT CLOSING

Liability	Amount (as of the date of the Agreement)	Creditor/Obligee	Debtor/Obligor
Promissory note dated September 2, 2010 and related security agreement of same date 1/	$400,000	Michael Barham	Adino Energy Corporation PetroGreen Energy, LLC (Guarantor) AACM3, LLC (Guarantor)
Promissory note dated August 7, 2006 2/	$1,272,291.67	Stuart Sundlun	Adino Energy Corporation
Accrued compensation of Sonny Wooley 3/	$316,575	Sonny Wooley	Adino Energy Corporation
Promissory note dated July 29, 2012 4/	$100,000	Gator-Dawg Drilling LLC	Adino Energy Corporation

1/         TO BE ASSUMED BY BUYER AT CLOSING SUBJECT TO EXECUTION OF RELEASE OF SELLER AND PARENT

2/         TO BE RELEASED BY SUNDLUN AT CLOSING SUBJECT TO CONSUMMATION OF INVESTMENT CLOSING.

3/         TO BE RELEASED BY WOOLEY AT CLOSING SUBJECT TO CONSUMMATION OF INVESTMENT CLOSING.

4/         TO BE RELEASED BY GATOR-DAWG AT CLOSING SUBJECT TO CONSUMMATION OF INVESTMENT CLOSING.

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EXHIBIT C

ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (this “Assignment”), dated effective as of October __, 2012, at 7:00 a.m., local time (the “Effective Date”), is from ADINO EXPLORATION, LLC (“Assignor”) to BROADWAY RESOURCES, LLC (“Assignee”).

For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor hereby transfer, grant, bargain, sell, convey and assign to Assignee all the following (all of which are herein called the “Assets”):

(a)	All oil and gas leases described in Exhibit A-1 attached hereto (the “Leases”), covering the land and depths described in Exhibit A-1 (the “Land”), together with all the property and rights incident thereto, including without limitation Seller’s rights in, to and under all operating agreements, pooling, communitization and unitization agreements, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits, rights-of-way, surface interests easements, licenses, options, declarations, orders, contracts, and instruments in any way relating to Seller’s interest in and in the vicinity of the Leases, Land and Unit;

(b)	All of Seller’s right, title and interest in and to the wells situated on the Leases and Land or on land in the Unit or otherwise pooled, communitized or unitized therewith, including without limitation the wells described in Exhibit A-1 attached hereto (all such wells, the “Wells”) together with all of Assignor’s interests in and to all of the personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Date on, appurtenant to or used or obtained by Assignor in connection with the Leases, Land, Unit or Wells or with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto (collectively, the “Equipment“), including, without limitation, producing and non-producing wells, injection wells, disposal wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, inventory in storage, storage yards, and all other improvements or appurtenances thereunto belonging;

(c)	All of Seller’s overriding royalty interests, coal and other mineral interests, net profits interests, operating interests, reversionary interests and other interests or benefits or credits owned by Seller in and to the Land, the Unit and/or the Leases or in or attributable to production therefrom;

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(d)	All of the oil and gas and associated hydrocarbons (“Oil and Gas“) in and under or otherwise attributable to the Leases, Land and/or Unit or produced from the Wells after the Effective Date;

(e)	To the extent assignable, all governmental permits, licenses and authorizations related to the Leases, Land, Unit and/or the Wells or the use thereof; and

(f)	All of the files, records, and data of Seller relating to the items described in subsections (A), (B), (C), (D), and (E) above (the “Records”), including, without limitation, lease records, well records, and division order records; well files; title records (including title opinions and title curative documents); contracts and contract files; correspondence; computer software and data files; geological, geophysical and seismic records, interpretations, data, maps and information; production records, electric logs, core data, pressure data, decline curves and graphical production curves; reserve reports; and accounting records, but excluding files and information relating to internal or external valuations of the Assets and privileged information.

To have and to hold the Assets unto Assignee and its successors and assigns forever.

Assignor, for themselves and their successors and assigns, represent, warrant and agree to and with Assignee, and its successors and assigns, that Assignor has title to the Assets to the extent of the Net Revenue Interests and Working Interests (but no greater cost-bearing interests) in the Wells and locations described in Exhibit A-1 attached hereto, free and clear of all liens, encumbrances, burdens and defects of title arising by, through or under Assignor but not otherwise, and Assignor and their successors and assigns shall warrant and forever defend the title of Assignee and its successors and assigns to the Assets against all persons claiming an interest therein by, through or under Assignor but not otherwise.

Assignor also hereby grant and transfer to Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor are entitled to enforce with respect to the Assets against Assignor’s predecessors in title to the Assets.

With respect to the personal property and fixtures conveyed herein, ASSIGNOR EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING UNDERSTOOD THAT ALL PERSONAL PROPERTY IS BEING CONVEYED ON AN “AS IS, WHERE IS” BASIS.

This Assignment is made pursuant to the Asset Purchase and Sale Agreement dated effective as of October 1, 2012, between Assignor and Assignee, the provisions of which are incorporated herein and survive the execution and delivery hereof in accordance with their terms. All capitalized terms not defined herein shall have the meanings ascribed to them in such Agreement. The references herein to liens, encumbrances, burdens, defects and other matters are for the purpose of defining the nature and extent of Assignor's warranty and shall not be deemed to ratify or create any rights in third parties.

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Unless provided otherwise, all recording references in Exhibit A-1 are to the official real property records of the county in which the Land is located.

Separate counterparts of this Assignment may be executed for filing with government agencies to satisfy applicable statutory and regulatory requirements. Those counterparts shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, power and privileges set forth herein as fully as though they were set forth in each such counterpart. The interests conveyed by such separate counterparts are the same, and not in addition to, the Assets conveyed herein. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

Executed as of the Effective Date set forth above.

ASSIGNOR:

ADINO EXPLORATION, LLC

By:
Shannon W. McAdams
President

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ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing instrument was acknowledged before me this ___ day of October, 2012 by Shannon W. McAdams, as president of Adino Exploration, LLC, a Texas limited liability company.

Witness my hand and official seal.

My commission expires:

Notary Public – State of Texas

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EXHIBIT D

FORMS OF RELEASE

WHEREAS, Adino Energy Corporation (“Adino”) owes Shannon McAdams (“McAdams”) certain accrued and unpaid compensation; and

WHEREAS, McAdams desires that Adino consent to the sale of certain assets by Adino Exploration, LLC, a Texas limited liability company and wholly-owned subsidiary of Adino, to Broadway Resources LLC (the “Broadway Asset Sale”), and Adino is willing to do so in exchange for extinguishment of all obligations owed by Adino to McAdams.

NOW, THEREFORE, in consideration of the premises stated above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, McAdams hereby agrees that upon consummation of the Broadway Asset Sale, McAdams shall be deemed to have released, and does hereby release, Adino and its affiliates and subsidiaries, and each of their respective partners, members, directors, officers, employees, agents and other representatives and their successors and assigns, from all obligations owed to McAdams relating to any accrued and unpaid compensation.

AND FOR THE SAME CONSIDERATION, McAdams hereby releases Broadway Resources LLC from any liability for any obligation owed by Adino to McAdams.

IN WITNESS WHEREOF, McAdams has executed this Release as of October 1, 2012.

SHANNON McADAMS

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DEBT RELEASE AGREEMENT

This Debt Release Agreement (“Agreement”) is made by and among Adino Energy Corporation (“Adino”) and Stuart Sundlun (“Sundlun”) as of the 1st day of October, 2012. Adino and Sundlun may be referred to collectively as the “Parties”, or individually as a “Party.”

On November 6, 2003, Adino and Sundlun executed a Sale of Interest in Intercontinental Fuels, LLC (“IFL Sale Agreement”), whereby Adino sold 600 units of Intercontinental Fuels, LLC, a Texas limited liability company (“IFL”) to Sundlun. Sundlun owed 600 units of IFL prior to the transaction represented by the IFL Sale Agreement, and therefore Sundlun owed a total of one thousand two hundred (1,200) units of IFL. The IFL Sale Agreement provided that the purchase price for the 600 IFL units was seven hundred fifty thousand dollars ($750,000) plus accrued interest of ten percent (10%) per annum. No payments were made to Adino under the IFL Sale Agreement.

On August 7, 2006, Adino and Sundlun executed another Sale of Interest in Intercontinental Fuels, L.L.C. (“Second IFL Sale Agreement”), whereby Sundlun sold to Adino his entire interest of one thousand two hundred (1,200) units of IFL. The purchase price for the 1,200 IFL units was one million five hundred thousand dollars ($1,500,000) plus accrued interest of ten percent (10%) per annum. No payments were made to Sundlun under the Second IFL Sale Agreement.

The Parties have always intended to offset their obligations under the IFL Sale Agreement and Second IFL Sale Agreement, however, such intent was never memorialized in a written agreement. The Parties agree that the total offset amount owed to Sundlun is $1,272,291.67.

Sundlun desires that Adino consent to the sale of certain assets by Adino Exploration, LLC, a Texas limited liability company and wholly-owned subsidiary of Adino, to Broadway Resources LLC (the “Broadway Asset Sale”), and Adino is willing to do so in exchange for extinguishment of all obligations owed by Adino to Sundlun.

NOW, THEREFORE, in consideration of the premises stated above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that upon consummation of the Broadway Asset Sale, the Parties shall be deemed to have relinquished, renounced, waived and discharged, and do hereby relinquish, renounce, waive, and discharge each other and their affiliates and subsidiaries, and each of their respective partners, members, directors, officers, employees, agents and other representatives and their successors and assigns from all obligations owed pursuant to the IFL Sale Agreement and Second IFL Sale Agreement, and the IFL Sale Agreement and Second IFL Sale Agreement are hereby canceled for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ADINO ENERGY CORPORATION

By:
Timothy G. Byrd, Sr.
Chief Executive Officer

STUART SUNDLUN

29

DEBT RELEASE

WHEREAS, Adino Energy Corporation (“Adino”) owes Sonny Wooley (“Wooley”) certain accrued and unpaid compensation; and

WHEREAS, Wooley desires that Adino consent to the sale of certain assets by Adino Exploration, LLC, a Texas limited liability company and wholly-owned subsidiary of Adino, to Broadway Resources LLC (the “Broadway Asset Sale”), and Adino is willing to do so in exchange for extinguishment of all obligations owed by Adino to Wooley.

NOW, THEREFORE, in consideration of the premises stated above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wooley hereby agrees that upon consummation of the Broadway Asset Sale, Wooley shall be deemed to have released, and does hereby release, Adino and its affiliates and subsidiaries, and each of their respective partners, members, directors, officers, employees, agents and other representatives and their successors and assigns, from all obligations owed to Wooley relating to any accrued and unpaid compensation.

AND FOR THE SAME CONSIDERATION, Wooley hereby releases Broadway Resources LLC from any liability for any obligation owed by Adino to Wooley.

IN WITNESS WHEREOF, Wooley has executed this Release as of October __, 2012.

SONNY WOOLEY

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AMENDED AND RESTATED PROMISSORY NOTE

BROADWAY RESOURCES LLC

October __, 2012	$400,000.00

FOR VALUE RECEIVED, Broadway Resources LLC, a Texas limited liability company (the “Company”), promises to pay to the order of Michael Barham or his permitted assigns, transferees and successors as provided herein (the “Holder”), or as the Holder may direct, at such location as the Holder may designate, the principal amount of four-hundred thousand and no/100 dollars ($400,000.00) plus simple interest on such principal amount from the date of this Amended and Restated Promissory Note (“Note”) at an annual interest rate of eight percent (8%). This Note is issued pursuant to the terms and conditions of the Amended and Restated Note and Security Agreement dated October __, 2012 (the “Security Agreement”) and shall be subject to the terms and conditions thereof.

Interest will be computed on the basis of a year of 365 days for the actual number of days elapsed from the date of this Note. The number of days used to compute the interest will include the first day but exclude the last day during which any principal is outstanding.

ARTICLE I.

THE NOTE

This Note is issued by the Company on October __, 2012, and replaces and supersedes and cancels in entirety the Barham Notes, Manitou Notes and Woldert Notes (as defined in the Security Agreement), and Holder represents and warrants that the Company owes Holder no debt, liability or other obligations except those expressly set forth herein or in the Security Agreement and releases Holder and all of its affiliates and equity owners of all other claims, debts, liabilities and other obligations, except those arising from a breach of this Note or the Security Agreement.

ARTICLE II

PRINCIPAL AND INTEREST PAYMENTS

Section 2.01     The Company shall pay accrued interest on this Note every ninety (90) days, with the first interest payment payable on January __, 2013. The entire principal amount of this Note together with accrued and unpaid interest thereon will be due and payable on September __, 2013.

Section 2.02     The principal and interest of this Note will be payable in the lawful currency of the United States of America by check or interbank transfer of immediately available funds.

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Section 2.03     All payments under this Note will be applied first to accrued and unpaid interest and then to the unpaid principal balance.

Section 2.04     Whenever any payment on this Note is stated to be due on a day which is not a business day, the payment will be made on the next succeeding business day and the extension of time will be included in the computation of the payment of interest of this Note.

Section 2.05     Overdue principal and overdue interest will bear interest at a rate equal to the lesser of (i) ten percent (10%) or (ii) the highest rate permitted by applicable law. Overdue principal and overdue interest will be payable on demand.

ARTICLE III

PAYMENT ON CHANGE OF CONTROL

Upon the occurrence of a Change of Control Transaction (as hereinafter defined), at the option of the Holder upon notice to the Company, the Holder may require the Company to pay the full amount outstanding under this Note. “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, if the acquiror(s) were not prior equity owners of the Company (and for purposes of clarity, any purchase of securities by SC Broadway Oil LLC from the Company is not a Change of Control Transaction), or (ii) the Company merges into or consolidates with any other entity, or any entity merges into or consolidates with the Company and, after giving effect to such transaction, the equity holders of the Company immediately prior to such transaction own less than 90% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another person, whether in one transaction or in a series of related transactions.

ARTICLE IV

DEFAULT AND ACCELERATION

The occurrence of any one or more of the following events with respect to the Company constitutes an event of default hereunder (“Event of Default”):

(a)	The Company fails to pay the principal of this Note or the accrued interest thereon when due and such failure is not cured within seven business days of receipt of written notice of such failure by the Company;

(b)	The Company fails to pay the principal of any other promissory note issued upon the date hereof or the accrued interest thereon when due;

(c)	The Company voluntarily becomes subject to any proceeding under the U.S. Bankruptcy Code or under state bankruptcy laws;

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(d)	60 days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future bankruptcy laws, provided that each of the following is true: (a) such action has not been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or (b) the stay of any such order or proceeding has not been set aside, or within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, the appointment has not been vacated.

Upon the occurrence of an Event of Default under this Note, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall become immediately due and payable.

ARTICLE V.

MISCELLANEOUS

Section 5.01     Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver affected in accordance with this section shall be binding upon the Company, the Holder and each transferee of this Note.

Section 5.02     All right and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs and administrators of the parties. As used in this Note, the Company includes any corporation, partnership, limited liability company or other entity that succeeds to or assumes the obligations of the Company under this Note.

Section 5.03     This Note will be governed in accordance with the laws of the State of Texas.

Section 5.04     Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five business days after deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company:

Broadway Resources, LLC

1302 Waugh Drive #161

Houston, Texas 77019

E-mail: swmcadams@gmail.com

With a copy to:

SC Broadway Oil LLC

80 Columbus Circle

Apt 69c

New York, NY 10023

Attention: Paul Kessler

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And (b) if to the Holder:

Michael Barham

E-mail: mebarham@gmail.com

or at such other address as the Company or the Holder may designate by at least 10 days prior written notice to the other party hereto. Copies of notice should also be sent to the email addresses set forth above.

Section 5.05     Upon receipt of evidence reasonable satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of this Note, the Company, at its expense, will make and deliver a new note of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

Section 5.06 If one or more provisions of this Note are held unenforceable under applicable law, the unenforceable provision will be excluded from this Note and the balance of this Note will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Company and Holder has executed this Note as of the date first written above.

BROADWAY RESOURCES LLC

By:
Shannon W. McAdams
President

By:
Michael Barham

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AMENDED AND RESTATED NOTE AND SECURITY AGREEMENT

This AMENDED AND RESTATED NOTE AND SECURITY AGREEMENT (the “Security Agreement”), dated as of October __, 2012, is by and between BROADWAY RESOURCES LLC, a Texas limited liability company (the “Debtor”), and MICHAEL BARHAM (the “Secured Party”).

(a)     Background

1.	The Secured Party entered into one or more promissory notes with Adino Energy Corporation, a Montana corporation (“Adino”), in the aggregate principal amount of $200,000 (the “Barham Notes”).

2.	Adino entered into certain, additional promissory notes with Manitou Energy LLC in the aggregate principal amount of $100,000 (the “Manitou Notes”).

3.	Adino entered into certain, additional promissory notes with James Freeman Woldert in the aggregate principal amount of $100,000 (the “Woldert Notes”).

4.	The Secured Party has purchased all of the Manitou Notes and the Woldert Notes.

5.	As part of a separate transaction, Debtor has agreed to assume the liabilities of Adino but only with respect to the Barham Notes, the Manitou Notes and the Woldert Notes.

6.	In connection with such assumption, Debtor and Secured Party have agreed to amend and restate the Barham Notes, the Manitou Notes and the Woldert Notes, together pursuant to that one, certain Amended and Restated Promissory Note, issued of even date hereof, by Debtor, in favor of Secured Party, in the principal amount of $400,000 (the “A&R Note”), and cancel and terminate each of the Barham Notes, the Manitou Notes and the Woldert Notes.

7.	Debtor and Secured Party further agree that the cancellation of the Barham Notes, the Manitou Notes and the Woldert Notes and the payment of the A&R Note shall be governed pursuant to the terms of this Security Agreement.

NOW, THEREFORE,

In consideration of the premises and the mutual covenants and agreements herein set forth, and in order to induce the Debtor and Secured Party to execute the A&R Note, the parties hereby agree as follows:

Section 1.       Representations and Warranties, Covenants Regarding Existing Notes. The Secured Party represents and warrants that he is the sole owner of and has all right, title and interest in and to and for the payment of all proceeds from the Barham Notes, the Manitou Notes, and the Woldert Notes. Secured Party further covenants that:

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a.	Secured Party shall indemnify, defend and hold harmless Debtor with respect to any claim, cause of action, damages or losses relating to or arising in any way out of the Barham Notes, the Manitou Notes or the Woldert Notes on or after the date hereof. (For purposes of clarity, such obligation shall not arise with respect to claims of Secured Party arising out of any breach by Debtor under this Security Agreement or the A&R Note.)

b.	Secured Party agrees that, to the extent Debtor is required to make any payments with respect to any claims or causes of action arising under Section 1.a. hereof, such payment(s) shall reduce Debtor’s obligations under the A&R Note (and this Security Agreement).

Section 2.            Cancellation of Notes; Issuance of A&R Note. The Debtor and the Secured Party agree that, upon issuance of the A&R Note and the entry into this Security Agreement, the Barham Notes, the Manitou Notes and the Woldert Notes shall be cancelled, void and be of no further force and effect.

Section 3.            Grant of Security Interest; Filing of Financing Statement. The Debtor hereby grants to the Secured Party, on the terms and conditions hereinafter set forth, a security interest in the collateral hereinafter identified (the “Collateral”). Upon the execution of this Security Agreement, the Secured Party may prepare, execute and file with the Secretary of State in the State of Texas, a UCC-1 Financing Statement covering the Collateral, naming the Secured Party as Secured Party thereunder.

Section 4.             Collateral. The Collateral is all oil, gas, and other minerals produced from all wells on the leases owned by the Debtor and/or its subsidiaries. The Collateral is to be considered as-extracted collateral in accordance with Article 9 of the Uniform Commercial Code. The Debtor and Secured Party agree that the Debtor shall provide such information to Secured Party as may be required, from time to time, for Secured Party to perfect its security interests, including, without limitation, identification of leases.

Section 5.             Representations and Warranties; Covenants of the Debtor. The Debtor hereby warrants and covenants as follows:

a.	The Debtor will keep the Collateral free from any lien, security interest, encumbrance or claim, other than the security interest granted to Secured Party hereby.

b.	The Debtor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

c.	The Debtor will pay when due all existing or future charges, liens, or encumbrances on the Collateral, and will pay when due all taxes and assessments now or hereafter imposed or affecting it unless such taxes or assessments are diligently contested by the Debtor in good faith and reasonable reserves are established therefor.

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d.	The Debtor will keep its records concerning the Collateral at its address shown in Section 14 below. Such records will be of such character as to enable the Secured Party or its representatives to determine at any time the status thereof.

e.	The Debtor will permit the Secured Party and its representatives at any reasonable time on five (5) days prior written notice to inspect any and all of the Collateral, and to inspect, audit and make copies of and extracts from all records and all other papers in possession of the Debtor pertaining to the Collateral. Any of the Debtor’s records delivered to the Secured Party shall be returned to the Debtor as soon as the Secured Party shall have completed its inspection, audit and/or copying thereof. All information and records shall be held confidential by Secured Party and not used for any purpose other than with respect to enforcing its rights under this Security Agreement and the A&R Note.

f.	As material equipment is purchased, the Debtor shall provide Secured Party with an updated list of the Collateral. The Debtor will, at such times as the Secured Party may request, deliver to the Secured Party a schedule identifying the Collateral subject to the security interest of this Security Agreement, and such additional schedules, certificates, and reports respecting all or any of the Collateral at the time subject to the security interest of this Security Agreement, and the items or amounts received by the Debtor in full or partial payment or otherwise as proceeds received in connection with any Collateral. Any such schedule, certificate or report shall be executed by a duly authorized officer of the Debtor on behalf of the Debtor and shall be in such form and detail as the Secured Party may specify.

Section 6.             Disposition of Collateral in Ordinary Course; Substitution of Collateral.

a.	The Debtor may from time to time sell or dispose of the Collateral. In such cases, the Secured Party’s security interest shall extend to any proceeds from the sale of the Collateral.

b.	Upon ten (10) days notice to the Secured Party, the Debtor may substitute the Collateral with other collateral of a similar nature, provided that such other collateral has a fair market value equal to or greater than the amount outstanding under the A&R Note as of the date of the contemplated substitution.

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Section 7.            Obligations Secured; Certain Remedies. This Security Agreement secures the A&R Note. Upon the occurrence and continuation of an Event of Default under the A&R Note, the Secured Party may, after five business days prior written notice if the Event of Default has not been cured during such five business day period, declare all obligations secured hereby immediately due and payable and may exercise the remedies of a secured party under the Uniform Commercial Code. Without limiting the foregoing, the Secured Party may require the Debtor to assemble the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both parties or to execute appropriate documents of assignment, transfer and conveyance, in each case, in order to permit the Secured Party to take possession of and title to the Collateral. Unless the Collateral is perishable or threatens to decline rapidly in value or is of a type customarily sold on a recognized market, the Secured Party will give the Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed to the Debtor via registered or certified mail, postage prepaid, at least fifteen (15) days before the time of sale or disposition.

Section 8.            Additional Assurances. At the request of the Secured Party, the Debtor will join in executing or will execute, as appropriate, all necessary financing statements in a form reasonably satisfactory to the Secured Party, which the Secured Party may file at its own cost and expense. The Debtor warrants that no financing statement covering the Collateral or any part or proceeds thereof is presently on file in any public office. The Debtor covenants that it will not grant any other security interest in the Collateral without first obtaining the written consent of the Secured Party.

Section 9.             Representations, Warranties and Covenants Concerning Debtor’s Legal Status.

a.	The Debtor is concurrently executing and delivering to the Secured Party a Perfection Certificate in the form of Schedule I hereto. The Debtor represents and warrants to the Secured Party as follows as of the date hereof:

i.	Debtor’s exact legal name is as indicated on the Perfection Certificate and on the signature page hereof;

ii.	Debtor is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate;

iii.	the Perfection Certificate accurately sets forth Debtor’s organizational identification number or accurately states that Debtor has none;

iv.	the Perfection Certificate accurately sets forth Debtor’s place of business or, if more than one, its chief executive office as well as Debtor’s mailing address, if different; and

v.	all other information set forth on the Perfection Certificate is accurate and complete in all material respects.

b.	The Debtor covenants with the Secured Party as follows:

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i.	without providing 15 days prior written notice to the Secured Party, Debtor will not change its name, its place of business, or, if more than one, its chief executive offices or its mailing address or organizational identification number, if it has one;

ii.	if Debtor does not have an organizational identification number and later obtains one, Debtor shall forthwith notify the Secured Party of such organizational identification number; and

iii.	Debtor will not change its type of organization, jurisdiction of organization or other legal structure.

Section 10.            Successor and Assigns. The Secured Party shall have the right to assign this Security Agreement and its rights hereunder without the consent of the Debtor. All rights of the Secured Party shall inure to the benefit of the successors and assigns of the Secured Party. All obligations of the Debtor shall be binding upon the Debtor’s successors and assigns.

Section 11.            Governing Law; Jurisdiction. This Security Agreement shall be governed by the laws of the State of Texas, without giving effect to such jurisdiction’s principles of conflict of laws, except to the extent that the validity or the perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of Texas. Each of the parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in federal or state courts located within Harris County in the State of Texas.

Section 12.            Counterparts. This Security Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.            Remedies Cumulative. The rights and remedies herein are cumulative, and not exclusive of other rights and remedies which may be granted or provided by law.

Section 14.            Notices. Any demand upon or notice to the parties hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by electronic facsimile transmission, receipt acknowledged, or delivered to an overnight courier, in each case addressed to the parties at the addresses shown below or as they appear on the books and records of the Secured Party. Notice may also be sent electronically to the e-mail address listed below for each party:

If to the Secured Party:	Michael Barham

E-mail:

If to the Debtor:

Broadway Resources, LLC
1302 Waugh Drive #161
Houston, Texas 77019
E-mail: swmcadams@gmail.com

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Section 15.            Entire Agreement. This Security Agreement and the documents and instruments referred to herein embody the entire agreement entered into between the parties relating to the subject matter hereof, and may not be amended, waived, or discharged except by an instrument in writing executed by the Secured Party and the Debtor; and this Security Agreement and the A&R Note supercede and terminate all prior and existing notes, debts, liabilities and obligations of Adino and Debtor and their respective affiliates, and the Secured Party agrees that the Debtor and Adino and their respective affiliates owe no debt, liabilities or other obligations to the Secured Party except those expressly set forth under this Security Agreement and the A&R Note.

Section 16.            Termination. This Security Agreement shall terminate upon the repayment in full of the A&R Note. Upon termination of this Security Agreement, the Secured Party shall cooperate in the filing of the necessary or appropriate documents and instruments to release the security interest created hereby and will execute and deliver any and all documents and/or instruments reasonably requested by Debtor in connection therewith.

[Signature Page to follow.]

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized agents, have executed this Security Agreement as of the date set forth above.

BROADWAY RESOURCES LLC

By:
Shannon W. McAdams
President

MICHAEL BARHAM

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SCHEDULE I

PERFECTION CERTIFICATE

The undersigned, being the President of BROADWAY RESOURCES LLC, a Texas limited liability company (the "Debtor"), hereby certifies, with reference to a certain Amended and Restated Note and Security Agreement, dated as of October __, 2012 (terms defined in such Amended and Restated Note and Security Agreement having the same meanings herein as specified therein), between the Debtor and MICHAEL BARHAM (the "Secured Party"), to the Secured Party as follows:

1.             Name.  The exact legal name of the Debtor as that name appears on its Certificate of Organization is as follows: BROADWAY RESOURCES LLC.

2.             Other Identifying Factors.

(a)  The following is the mailing address of the Debtor:

1302 Waugh Drive #161

Houston, Texas 77019

(b)        The following is the type of organization of the Debtor: Limited liability company

(c)        The following is the jurisdiction of the Debtor’s organization: Texas

(d)       The following is the Debtor's state issued organizational identification number:________________

3.             Other Names, Etc.

The following is a list of all other names (including trade names or similar appellations) used by the Debtor, or any other business or organization to which the Debtor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years (except for Adino Energy Corporation or Adino Resources, LLC) : None

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4.            Other Current Locations.

(a)        The following are all other locations in the United States of America in which the Debtor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

Address	County	State

None.

(b)        The following are all other places of business of the Debtor in the United States of America:

Address	County	State

South CR 203	Coleman County	Texas

IN WITNESS WHEREOF, I have hereunto signed this Perfection Certificate on October ____, 2012.

BROADWAY RESOURCES LLC

By:
Shannon W. McAdams
Chief Executive Officer

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DEBT RELEASE

WHEREAS, on July 29, 2012, Adino Energy Corporation (“Adino”) issued to Gator-Dawg Drilling, LLC (“Gator-Dawg”) a convertible promissory note in the aggregate principal amount of $100,000.00, bearing interest at the rate of 5.24% per annum (the “Note”).

WHEREAS, in connection with the sale of certain assets by Adino Exploration, LLC, a Texas limited liability company and wholly-owned subsidiary of Adino, Gator-Dawg has agreed to relinquish Adino from all obligations owed to Gator Dawg pursuant to the Note.

NOW, THEREFORE, in consideration of the premises stated above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BE IT KNOWN that Gator-Dawg hereby relinquishes, renounces, waives, and discharges Adino and its affiliates and subsidiaries and each of their respective partners, members, directors, officers, employees, agents and other representatives and their successors and assigns from all obligations owed to Gator-Dawg pursuant to the Note, and the Note is hereby cancelled for all purposes.

IN WITNESS WHEREOF, Gator-Dawg has executed this Release as of October __, 2012.

GATOR-DAWG DRILLING, LLC

By:
Sonny Wooley
President

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EXHIBIT E

SCHEDULE OF MATERIAL AGREEMENTS

Production Agreement dated October 14, 2011 and related Conveyance Agreement of same date by and between Adino Exploration, LLC and BlueRock Energy Capital II, LLC, to be released at Closing.

Gathering arrangement with Plains Marketing, L.P. (no written agreement), the terms of which have been described by Seller to Buyer and which is terminable upon notice by either party.

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EXHIBIT F

Vendor	Address	Amount	Payment Method	Release (Y/N)
BlueRock Energy Capital II, LLC	20445 State Hwy 249 Suite 160 Houston TX 77070	$ 283,829.53	Wire Transfer	Yes
Shack Energy Services, Inc.	P O Box 2317 Albany, TX 76430	$ 43,901.39	Check, hand delivery	Yes
Patriot Pump & Supply Co	10042 US Hwy 283 Coleman TX 76834	$ 17,686.74	Check, hand delivery	Yes
Jaguar International, Inc.	175 Del Norte Ave Denham Springs, LA 70726	$ 51,827.79	Wire Transfer	Yes
Hard Six Energy, LLC	1302 Waugh Dr. Suite 161 Houston, TX 77019	$ 56,849.33	Wire Transfer	Yes
Cactus Oilfield Services	6847 Hwy 83 N Abilene, TX 79601	$ 2,979.00	Check, hand delivery	Yes
Whitley, LLP	11767 Katy Freeway Suite 425 Houston, Texas 77079	$ 32,000.00	Check, hand delivery	No
American Express Plum Card	PO Box 650448 Dallas TX 75265-0448	$ 3,050.24	Online Payment	No
Texas Mutual Insurance Company	P O Box 841843 Dallas TX 75284-1843	$ 1,098.59	Online Payment	No
Coleman County Tax Appraisal Dis.	P O Box 914 Coleman TX 76834	$ 1,631.62	Check	No
Geological Research Center, LLC	P O Box 1229 Midland TX 79702	$ 1,396.65	Check	No
Moriah Energy Services	P O Box 52338 Midland TX 79710	$ 3,585.00	Check	No
Mountaintop Development, Inc.	P O Box 41285 Baton Rouge LA 70835	$ 1,500.00	Check	No
PSI Wireline, Inc.	3520 Knickerbocker Rd. Ste. B-304 San Angelo TX 76904	$ 3,490.00	Check	No
Recovery Equipment Inc.	P O Box 5407 Abilene TX 79608	$ 4,018.62	Check	No
United Energex	P O Box 6027 San Antonio TX 78209	$ 2,980.75	Check	No
	Total:	$ 511,825.25

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